FS-4 Page 1 of 2
Conectiv Energy Supply, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)

ASSETS	As of September 30, 2002

Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Accounts receivable from associated companies	*
Inventories, at average cost	*
Fuel (coal, oil and gas)	*
Materials and supplies	*
Prepayments	*
*
Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*
Construction work-in-progress	*
Goodwill and other intangibles	*
*
Deferred Charges and Other Assets
Prepaid pension cost	*
Deferred income taxes	*
Other	*
*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Accounts payable	*
Interest accrued	*
Taxes accrued	*
Other	*
*
Deferred Credits and Other Liabilities
Pension and OPEB	*
Deferred income taxes	*
Derivative instruments	*
*
Capitalization
Common stock	*
Additional paid-in capital	*
Other comprehensive income	*
Retained earnings	*
Conectiv money pool loan	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
FS-4 Page 2 of 2
Conectiv Energy Supply, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)

Nine Months Ended September 30, 2002

OPERATING REVENUES
Electric	*
Gas	*
Other	*
*

OPERATING EXPENSES
Electric fuel and purchased energy and capacity	*
Gas purchased	*
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
*

OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE	*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.